Exhibit 99.1

April 4, 2014

SENT VIA EMAIL THIS DATE

Crossbox, Inc.
Mr. David Walters
Mr. Peter Wells
Mr. Wilson Rondini

Re: Letter of Resignation as Chief Executive Officer & Director

Dear Gentlemen,

As the chief executive officer of Crossbox, Inc., and a director, I have been engaged, over the last several months, in sincere and good faith efforts to get Crossbox up and running. This task has proven to be a difficult one. As of the last directors' meeting, it appears that there have been, and remain, significant disagreements among the directors, concerning the status of key negotiations deemed material to Crossbox's future, and the intended direction of the company.

Among other things, I am concerned about the announced deal between Crossbox and Freddy Roach. To date, I've never seen any contract evidencing an endorsement deal. Further, I have no enforceable agreement with Crossbox and I remain an at will employee, at most. I do not intend to rehearse the other various on-going disputes but it is clear to me now that this organization is best served by my resignation. I have come to see that I am no longer comfortable manning the helm of this enterprise.

I have always believed that running a company is hard enough even when corporate management are aligned in their respective visions and values. But, for sure, when corporate management are not of a "voice" and, worse yet, bring together disparate operating values which cannot be successfully reconciled, the enterprise is most likely charting a course for troubled waters.

I have concluded, therefore, that I no longer desire to be the chief executive officer of this enterprise. I hereby submit my formal notice of resignation as the chief executive officer of Crossbox, Inc., effective as of and on this 4th day of April, 2014. While this has been a difficult decision for me, I think it is best for all. I further hereby submit my resignation, effective this day, as a director of Crossbox.

I stand ready to return, as directed, any and all corporate documents in my possession. Please immediately change the corporation's address so that no further corporate materials are sent to my office, which, I believe, is the company's current address. If there are any other matters of concern related to or connected with my short tenure as the CEO, please notify me and I will respond accordingly. I wish you, the remaining directors of Crossbox, the very best in the future conduct of this enterprise.

Sincerely yours,

/s/ Joseph Lopez

Joseph Lopez